UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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LTC Properties, Inc.
(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2017

The 2017 Annual Meeting of Stockholders of LTC Properties, Inc. will be held on Thursday, June 1, 2017 at 5:00 p.m., local time, at Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, CA 91361, to conduct the following items of business:

(1)	To elect five directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors;
(2)	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2017;
(3)	To approve, on an advisory basis, the compensation of the named executive officers;
(4)	To approve, on an advisory basis, the frequency of the advisory vote on executive compensation; and
(5)	To transact such other business as may properly come before the meeting.

Only stockholders whose names appear of record on our books at the close of business on April 17, 2017 are entitled to notice of, and to vote at, such 2017 Annual Meeting or any adjournments of such 2017 Annual Meeting.

By Order of the Board of Directors

PAMELA J. SHELLEY‑KESSLER Executive Vice President, Chief Financial Officer and Corporate Secretary

Westlake Village, California

April 26, 2017

IMPORTANT:

Whether or not you plan to attend the 2017 Annual Meeting in person, please vote as promptly as possible (a) via the internet or telephone, if and as instructed by your broker or other nominee holder, or (b) if this proxy statement was mailed to you by completing, dating and signing the enclosed proxy card and mailing it in the accompanying postage paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 1, 2017—the Proxy Statement and the Annual Report are available at

http://www.astproxyportal.com/ast/26002/.

PROXY STATEMENT

Solicitation

This proxy statement is furnished to the stockholders of LTC Properties, Inc., a Maryland corporation (“LTC”), in connection with the solicitation of proxies by the Board of Directors (“Board”) for use at our 2017 Annual Meeting of Stockholders to be held on Thursday, June 1, 2017 at 5:00 p.m., local time, at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, CA 91361 and at any and all adjournments of our 2017 Annual Meeting. The approximate date on which this proxy statement and the form of proxy are first being sent to our stockholders is April 26, 2017.

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone, by facsimile or electronically. We will request brokers, banks, and other nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Georgeson LLC for a fee of $8,000 plus out‑of‑pocket expenses, to assist in the solicitation of proxies.

We will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of our Annual Report on Form 10‑K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”). Such requests should be directed to LTC Properties, Inc., Attn: Investor Relations, 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361. Our Annual Report also is available on our website at www.LTCreit.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Voting Rights

At the close of business on April 17, 2017, there were 39,573,448 shares of common stock outstanding and eligible for voting at the 2017 Annual Meeting. Only stockholders of record at the close of business on April 17, 2017, are entitled to notice of, and to vote at, the 2017 Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the 2017 Annual Meeting.

Voting of Proxy

You may vote by attending the 2017 Annual Meeting and voting in person, or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether (1) you are viewing this proxy statement on the internet or receiving a paper copy, and (2) you hold your shares as a record holder or in “street name.”

If you are the record holder of your stock and you are receiving a paper copy of this proxy statement, you may vote by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre‑addressed, postage paid envelope provided to you. If you do not have a postage‑prepaid envelope, please mail your completed proxy card to the following address: American Stock Transfer and Trust Company, Proxy Department, 6201 15th Avenue, Brooklyn, NY 11219.

If you hold your shares of common stock in “street name,” you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. Please note that, if you hold your shares in “street name” and you wish to vote in person at the 2017 Annual Meeting, you must obtain and present a proxy card issued in your name from your broker, bank or other nominee.

Broker Non‑Votes

If you are a “street name” beneficial owner whose shares are held of record by a broker, the rules of the New York Stock Exchange (“NYSE”) require your broker to ask you for instructions on how to vote. If you do not provide voting instructions to your broker, then your broker may only exercise discretionary authority to vote on routine matters. Of the items described in this proxy statement, routine matters consist only of Proposal 2 ratification of independent registered public accounting firm. Your broker may not exercise discretionary authority to vote on non-routine matters. This lack of discretionary authority is called a “broker non-vote.” Of the items described in this proxy statement, non-routine matters consist of Proposal 1 election of directors, Proposal 3 advisory vote to approve named executive officer compensation, and Proposal 4 advisory vote on the frequency of advisory vote on executive compensation. The effect of broker non-votes is set forth in the description of each item in this proxy statement. Despite limitations impacting broker non-votes, your broker can register your shares as being present at the 2017 Annual Meeting for purposes of determining the presence of a quorum.

Majority Voting

The Bylaws of our company provide for a majority voting standard for the election of directors. Under this voting standard, once a quorum has been established with respect to an election that is not contested, directors are elected by a majority of the votes cast. This means that the number of shares voted for a director nominee must exceed the number of shares voted against that director nominee. Abstentions and broker non‑votes are not counted as a vote cast either for or against a director nominee. If a director standing for reelection is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. Within 90 days of certification of the stockholder vote, the Board will publicly disclose its decision and rationale regarding whether it accepted or rejected the resignation or describe what other action it took in response to the tendered resignation. In a contested election, where the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. The election of directors at the 2017 Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

Board of Directors’ Recommendations

The Board of Directors’ recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

•	For the election of each of the Board of Directors’ nominees for director;
•	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017;
•	For the approval of the compensation of the named executive officers, as disclosed in this proxy statement; and
•	For the option of every year as the preferred frequency for the advisory vote on executive compensation.

Revocability of Proxy

The giving of a proxy does not preclude the right to revoke the proxy or vote in person should the stockholder giving the proxy so desire.

If you are a stockholder of record, you have the power to revoke your proxy at any time prior to its exercise by: (a) delivering a written statement to our Investor Relations Department that the proxy is revoked; (b) by delivering to us a later‑dated proxy executed by the person executing the prior proxy; or (c) by attending the 2017 Annual Meeting and voting in person.

If you hold your shares in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please note that voting in person at the 2017 Annual Meeting will only act to revoke prior voting instructions if you have obtained and present a proxy card issued in your name from your broker, bank or other nominee.

ALL STOCKHOLDERS ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE VIA (A) THE INTERNET OR TELEPHONE, IF AND AS INSTRUCTED BY YOUR BROKER OR OTHER NOMINEE, OR (B) IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics

LTC is committed to having sound corporate governance principles. To that end, we have adopted a Code of Business Conduct and Ethics applicable to the members of the Board of Directors and all of the company’s employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons providing similar functions. Our Code of Business Conduct and Ethics is available on our website at www.LTCreit.com. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or executive officers, we will post the amendment or waiver on our website.

Corporate Governance Guidelines

To guide us in director independence and other governance matters, we have adopted Corporate Governance Guidelines as required by the NYSE listing standards. The matters addressed in our Corporate Governance Guidelines include Board composition, Board meetings, Board committees, management responsibility, and stock ownership guidelines. A copy of our Corporate Governance Guidelines is available on our website at www.LTCreit.com.

Board Structure and Committee Composition

The business of LTC is conducted under the direction of the Board of Directors, which is elected by our stockholders. The basic responsibility of the Board is to lead our company by exercising its business judgment to act in what each director reasonably believes to be the best interests of our company and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that our company and its performance may benefit. Our Corporate Governance Guidelines contemplate that the Chief Executive Officer shall be nominated annually to serve on the Board.

Our company currently combines the positions of Chairman of the Board and Chief Executive Officer. Separation of the positions of Chairman and Chief Executive Officer is not mandated by our company’s Articles, Bylaws, or Corporate Governance Guidelines. The Board believes that the advisability of having a separate or combined Chairman and Chief Executive Officer is dependent upon the strengths of the individual(s) holding these positions. Wendy L. Simpson, Chairman and Chief Executive Officer, has served as a senior executive and director of our company for more than a decade. She has a deep understanding of our company’s historical and current business and financial operations and is able to lead the Board in anticipating and responding to key company developments, challenges, and opportunities. The Board believes that combining the Chairman and Chief Executive Officer positions provides our company with the right foundation to pursue strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of our company. Ms. Simpson does not serve on any outside boards of directors other than LTC, so that she is able to devote her full attention to our company.

Aside from Ms. Simpson, all members of the Board are independent directors. Our Corporate Governance Guidelines provide that one independent director may be appointed lead independent director. Currently, Boyd W. Hendrickson is the lead independent director. Particularly given that our company combines the positions of Chairman and Chief Executive Officer, the lead independent director serves an important role in our leadership structure. The Board has adopted a Lead Independent Director Charter governing the responsibilities and duties of the lead independent director. A copy of our Lead Independent Director Charter is available on our website at www.LTCreit.com. As set forth in the Lead Independent Director Charter, the lead independent director position serves to enhance Board effectiveness, oversee Board matters, and act as a liaison between the independent directors and the Chairman. The lead independent director position also serves to ensure the independent directors have adequate resources in making decisions. The lead independent director is empowered to approve meeting agendas, meeting schedules and information sent to the Board. The lead independent director also has the authority to call meetings of the independent directors and presides at executive sessions of the independent directors.

The Board annually conducts a self‑evaluation to determine whether it and its committees are functioning effectively. This annual performance evaluation is a component of our Corporate Governance Guidelines. The evaluation includes discussions to determine what, if any, actions should be taken to improve the Board’s effectiveness.

The Board has three committees: (1) Audit; (2) Compensation; and (3) Nominating and Corporate Governance. The function of each committee and the membership of the committees currently and during the last year are described below. Each committee operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.LTCreit.com.

The Board held six meetings in 2016. Each Board member attended 100% of Board meetings in 2016. Our policy is to schedule our annual meeting of stockholders after consulting with each director regarding their availability to help ensure their ability to attend. All Board members attended our 2016 Annual Meeting of Stockholders.

The following table reflects the current composition of each committee:

Nominating and
	Audit	Compensation	Corporate Governance
Director	Committee	Committee	Committee
Boyd W. Hendrickson+	*	*	*
James J. Pieczynski	*	*	•
Devra G. Shapiro	•	*	*
Wendy L. Simpson
Timothy J. Triche, MD	*	•	*

+ Lead Independent Director

* Member

• Chairman

Audit Committee

The Audit Committee has oversight of all compliance related to financial matters, SEC reporting and auditing. The Report of the Audit Committee of the Board of Directors is on page 37 of this proxy statement. The Audit Committee Charter is available on our website at www.LTCreit.com. The Audit Committee met six times in 2016.

The Board has determined that each member of the Audit Committee is independent within the meaning of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and NYSE listing standards. The Board also has determined that Ms. Shapiro and Mr. Pieczynski each qualify as an “audit committee financial expert” as defined by SEC rules and that they each have accounting and related financial management expertise within the meaning of NYSE listing standards. Ms. Shapiro serves as Chairman of the Audit Committee and served in that role throughout 2016.

Compensation Committee

The Compensation Committee is responsible for overseeing, reviewing, and administering our compensation and benefit practices. The Compensation Committee oversees our general compensation policies, reviews and approves compensation of our executive officers and administers all of our employee benefit plans. The Compensation Committee Charter is available on our website at www.LTCreit.com. The Compensation Committee met three times in 2016.

The Board has determined that each member of the Compensation Committee is independent within the meaning of NYSE listing standards. Dr. Triche serves as Chairman of the Compensation Committee and served in that role throughout 2016.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at our Annual Meeting of Stockholders or to fill Board vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) developing, recommending to the Board and overseeing implementation of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics; and (iv) reviewing on a regular basis our overall corporate governance and recommending improvements when necessary. The Nominating and Corporate Governance Committee Charter is available on our website at www.LTCreit.com. The Nominating and Corporate Governance Committee met three times in 2016.

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of NYSE listing standards. Mr. Pieczynski serves as Chairman of the Nominating and Corporate Governance Committee and served in that role throughout 2016.

Communications with the Board

Stockholders and all other parties interested in contacting the Board, its committees, the independent directors as a group, the lead independent director, or individual directors may send written correspondence to the Audit Committee Chairman of LTC Properties, Inc. at 2829 Townsgate Road, Suite 350, Westlake Village, California 91361. All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to our company.

Consideration of Director Nominees

The Board is responsible for the selection of candidates for the nomination or appointment of all Board members. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends candidates for election to the Board and considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from Nominating and Corporate Governance Committee members, directors and members of management. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our company’s Bylaws relating to stockholder nominations as described below. Since 2016, there have been no material changes to the procedures by which stockholders may recommend nominees. Stockholders may submit recommendations in writing addressed to the Nominating and Corporate Governance Committee, LTC Properties, Inc., 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361.

Stockholders may directly nominate persons for director only by complying with the procedure set forth in our company’s Bylaws, which in summary requires that the stockholder submit the names of such persons in writing to our Corporate Secretary not less than 60 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee’s consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder to be supporting such nominees and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

Once a prospective nominee has been identified, by either the Nominating and Corporate Governance Committee or proposed by a stockholder, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the prospective candidate. This initial determination would include whatever information is provided with the recommendation of the prospective candidate and the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate. The Nominating and Corporate Governance Committee may make inquiries of the person making the recommendation or of others regarding the qualifications of the prospective candidate. The preliminary determination is based primarily on the need for additional

Board members to fill vacancies or expand the size of the Board. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals and to the discharge of the Board’s responsibility to our stockholders. The Nominating and Corporate Governance Committee may, at the request of the Board from time to time, review the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. Board members are expected to prepare for, attend and participate in meetings of the Board and the committees on which they serve; therefore, a prospective candidate must have the ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a Board member.

The Nominating and Corporate Governance Committee may conduct interviews with prospective nominees in person or by telephone. After completing the evaluation and interviews, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. As part of its periodic review of the composition of the Board, the Nominating and Corporate Governance Committee considers whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The Nominating and Corporate Governance Committee does not have formal objective criteria for determining the amount of diversity needed or present on the Board. Instead, the Nominating and Corporate Governance Committee seeks to have a Board with a diversity of background and experience.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company.

To our knowledge, based solely on review of the copies of such reports and written representations that no other reports were required, for the year ended December 31, 2016 all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

PROPOSAL 1

ELECTION OF DIRECTORS

Five directors will be elected at the 2017 Annual Meeting of Stockholders. Each person elected as director will hold office until the 2018 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Boyd W. Hendrickson, James J. Pieczynski, Devra G. Shapiro, Wendy L. Simpson, and Timothy J. Triche for election as director. Each nominee is currently a director of our company. The five director nominees, their business experience, and specific qualifications, attributes, or skills to serve as director, are set forth below:

Boyd W. Hendrickson Director since 2005 Age 72

Mr. Hendrickson served as the Chief Executive Officer of Skilled Healthcare Group, Inc. (“SHG”) from April 2002 through November 2013. From November 2013 through December 2014, Mr. Hendrickson served as a consultant to SHG. Mr. Hendrickson also served as a Member of the Board of Directors of SHG from August 2003 through November 2013, including as Chairman of the Board of Directors of SHG from December 2005 through November 2013. SHG was a publicly‑traded company with subsidiaries that own and operate skilled nursing and assisted living facilities. In February 2015, SHG was acquired by Genesis HealthCare, Inc. Prior to joining SHG, Mr. Hendrickson was the President and Chief Executive Officer of Evergreen Healthcare, LLC, an operator of long‑term health care facilities, from January 2000 through April 2002. Additionally since 2005, Mr. Hendrickson has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the health care services industry. Mr. Hendrickson is a member of the Board of Directors of Earthling Interactive, a private software development company, and is a former member of senior management and the Boards of Directors of Beverly Enterprises, Inc. and Hallmark Health Services.

Mr. Hendrickson’s prior service as an independent director of LTC, past executive and director experience with other public companies, and his multi‑decade involvement in the understanding of the health care industry led the Board to conclude he should be nominated to serve another term as director.

James J. Pieczynski Director since 2014 Age 54

Mr. Pieczynski is currently the President of the CapitalSource division of Pacific Western Bank and is a member of the board of directors of Pacific Western Bank and PacWest Bancorp. Prior to that he was a member of the Board of Directors of CapitalSource, Inc. (“CSE”) from January 2010 until April 2014 when CSE was acquired by PacWest Bancorp. Mr. Pieczynski served as Chief Executive Officer from January 2012 until the acquisition in April 2014. CSE was a publicly‑held bank providing commercial loans to small and middle‑market businesses nationwide and depository products and services in southern and central California. Mr. Pieczynski previously served as CSE’s Co‑Chief Executive Officer from January 2010 through December 2011, CSE’s President—Healthcare Real Estate Business from November 2008 until January 2010, and CSE’s Co‑President—Healthcare and Specialty Finance from January 2006 until November 2008. Additionally, Mr. Pieczynski served as an executive officer of our company from 1994 to 2001, and as a member of the Board of Directors of LTC from 1997 to 2001.

Mr. Pieczynski’s prior service as an executive officer and director of LTC, his recent position as Chief Executive Officer of a public financial company, his years of experience in financial and executive positions with health care companies, and his expertise in accounting, financial reporting and controls led the Board to conclude that he should be nominated to serve as director.

Devra G. Shapiro Director since 2009 Age 70

Ms. Shapiro served as Chief Financial Officer of IPC Healthcare, Inc. (”IPC”) from the time she joined IPC in March 1998 through October 2011. From 2011 to her retirement in 2014, she served as IPC's Chief Administrative Officer. IPC, was a publicly–traded national physician group practice company focused on the delivery of acute and post-acute hospitalist medicine services which was acquired by Team Health in 2015. Prior to joining IPC, Ms. Shapiro held chief financial officer and other executive financial positions with several health care companies and was in the health care practice of an international accounting firm for 11 years. Formerly, Ms. Shapiro was with Arthur Andersen & Company.

Ms. Shapiro’s prior service as an independent director of LTC, her sixteen years prior experience as a senior executive of a public health care company, her many years of experience in financial and executive positions with health care companies and in public accounting, and her expertise in accounting, financial reporting and controls led the Board to conclude that she should be nominated to serve a another term as director.

Wendy L. Simpson Director since 1995 Age 68

Ms. Simpson was appointed Chairman of the Board of Directors of LTC in August 2013 and has served as Chief Executive Officer and President since March 2007. She also served as Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and President and Chief Operating Officer from October 2005 through March 2007. She also was Vice Chairman of the Board from April 2000 through October 2005.

Having served as a senior executive officer of LTC for more than a decade, including currently as Chairman, Chief Executive Officer and President, Ms. Simpson brings a deep understanding of our company’s historical and current business and financial operations. Additionally, our Corporate Governance Guidelines contemplate that our Chief Executive Officer shall be nominated to serve on the Board of Directors. These factors, and Ms. Simpson’s prior service as director of LTC, led the Board to conclude that she should be nominated to serve another term as director.

Timothy J. Triche, MD Director since 2000 Age 72

Dr. Triche has been the Director of the Center for Personalized Medicine at Children’s Hospital Los Angeles since July 2010 and previously served as the Chairman of the Department of Pathology and Laboratory Medicine at Children’s Hospital Los Angeles since 1988.  He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. He also serves on the Board of Directors of Novelix Pharmaceuticals, Inc., a private biotechnology company, NanoValent Pharmaceuticals, Inc., a private nanotechnology company, GenomeDx, a private biotechnology company, MedGenome, Inc. (f/k/a Silicon Valley Biosystems and Lifecode, Inc.), a private biotechnology company, and Sanguine BioSciences, a private biomedical research company.

Dr. Triche’s prior service as an independent director of LTC, current and past executive and director experience with other health care companies, and his overall background in the health care industry led the Board to conclude he should be nominated to serve another term as director.

If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Required Vote and Recommendations

As described under “Majority Voting” on page 2 of this proxy statement, a majority of the votes cast is required for the election of each director in an uncontested election, which is the case at the 2017 Annual Meeting. A majority of the votes cast means that the number of votes cast FOR a nominee must exceed the number of votes cast AGAINST that nominee. For purposes of the vote on Proposal 1, abstentions and broker non‑votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the Board’s nominees unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF

THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit LTC’s consolidated financial statements for the year ending December 31, 2017. Ernst & Young LLP served as our independent registered public accounting firm during 2016 and also provided certain tax services as described in the Independent Registered Public Accounting Firm Fees and Services section of this proxy statement. A representative of Ernst & Young LLP is expected to be present at the 2017 Annual Meeting.

Although ratification is not required by our company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

Required Vote and Recommendation

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. For purposes of the vote on Proposal 2, abstentions and broker non‑votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS LTC’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd‑Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a “say‑on‑pay” proposal, gives stockholders the opportunity to express their views on named executive officer compensation. As previously reported in the Current Report on Form 8‑K that we filed with the SEC on June 3, 2011, the Board of Directors has determined that LTC will hold a nonbinding, advisory “say‑on‑pay” vote every year to approve named executive officer compensation.

As described in the Executive Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, we seek to align compensation of our executives with our overall performance as well as the individual performance of each executive. As noted in the CD&A section, our 2016 financial performance was characterized by growth in assets, revenues, and normalized funds from operations, as well as, increased liquidity. As also described in the CD&A section, our Annual Cash Bonus Incentive Plan provides for 50% of the bonus opportunity for participating executives to be based on achievement of performance goals.

Our compensation programs are designed to attract and retain executives responsible for our company’s success and are administered in the long-term interests of our company and our stockholders. In connection with services provided in 2016, approximately 36% of total named executive officer compensation was in the form of long-term incentive awards.

Please see the CD&A (and in particular its “Executive Summary” on page 14) and the Summary Compensation Table sections of this proxy statement for further details regarding our executive compensation decisions for 2016 and how our compensation program for executives is structured to support and reward our annual and long‑term financial performance as an organization.

Pursuant to the resolution below, we are asking our stockholders to indicate their support for named executive officer compensation. The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of the named executive officers, as described in the CD&A and accompanying tables.

Accordingly, stockholders are being asked to vote on the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the stockholders of LTC Properties, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in LTC Properties, Inc.’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the summary compensation table, and the other related tables and disclosure.”

Required Vote and Recommendation

Because the vote is advisory, it is not binding on our company, the Board of Directors, or the Compensation Committee of the Board of Directors. The Board and the Compensation Committee will take into account the outcome of the vote, however, when designing future executive compensation programs.

For purposes of the vote on Proposal 3, abstentions and broker non‑votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 3. Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, such as Proposal 3 included in this proxy statement. By voting with respect to this Proposal 4, which we refer to as the advisory vote on executive compensation, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

As previously reported in the Current Report on Form 8‑K that we filed with the SEC on June 3, 2011, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company and therefore our Board recommends that stockholders vote for a one-year interval for the advisory vote on executive compensation. In determining to recommend a vote for a frequency of every year, the Board considered that a one-year frequency has become the standard frequency for public companies and that an annual vote affords our stockholder greater opportunity to provide feedback to the management team of our company and the Board.

Vote and Recommendation

The proxy card provides stockholders with the opportunity to choose among four options (every three, two, or one years, or abstaining) as to the frequency of the advisory vote on executive compensation. Stockholders therefore will not be voting to approve or disapprove the recommendation of the Board of Directors.

Because the vote is advisory, it is not binding on our company, our Board of Directors, or the Compensation Committee of our Board of Directors. Our Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interests of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the frequency chosen by our stockholders.

For purposes of the vote on Proposal 4, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 4. Properly executed, unrevoked proxies will be voted FOR one year unless a vote for one of the other two options or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY

ONE YEAR AS THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE ON

EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

The Board of Directors has determined that Wendy L. Simpson, Pamela J. Shelley-Kessler, and Clint B. Malin are our company’s “executive officers” as that term is defined in Rule 3b-7 under the Exchange Act. The biographies of our three current executive officers are as follows:

Wendy L. Simpson Chief Executive Officer and President Age 68

Wendy L. Simpson has been a director of our company since 1995, Vice Chairman from April 2000 through October 2005, Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, President and Chief Operating Officer from October 2005 through March 2007 and Chief Executive Officer and President from March 2007 through August 2013. In August 2013, Ms. Simpson was appointed Chairman of the Board of Directors.

Pamela J. Shelley‑Kessler Executive Vice President, Chief Financial Officer and Corporate Secretary Age 51

Pamela J. Shelley‑Kessler joined our company as Vice President and Controller in July 2000. In March 2007 she was appointed Senior Vice President and Chief Financial Officer. In December 2010 she was promoted to Executive Vice President. Prior to joining our company Ms. Shelley‑Kessler was the Corporate Controller for a privately held commercial and multifamily real estate developer and the Director of Financial Reporting for a Southern California apartment REIT. Formerly she was with Ernst &Young LLP.

Clint B. Malin Executive Vice President and Chief Investment Officer Age 45

Clint B. Malin joined our company as Vice President and Chief Investment Officer in May 2004. In December 2010 he was promoted to Senior Vice President. In June 2012 he was promoted to Executive Vice President. Prior to joining our company, Mr. Malin was employed by Sun Healthcare Group, Inc. (“Sun”), a nationwide owner and operator of post-acute care and skilled nursing centers from 1997 through 2004. Mr. Malin’s last position held at Sun was Vice President of Corporate Real Estate. Genesis Healthcare, Inc. acquired Sun in December 2012. Mr. Malin began his career in public accounting, initially practicing at KPMG Peat Marwick LLP and then Arthur Andersen LLP.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2016 Business Highlights

In 2016 we focused on capturing long-term growth opportunities for our company and stockholders. We adhere to a disciplined investment underwriting policy and do not make investments in assets that management believes may be mispriced relative to the value of the assets to our operator and to the company. This disciplined investment policy has allowed us to weather challenging economic environments and positioned us to take advantage of new investment opportunities. In addition to real estate acquisitions, mortgage originations, mezzanine loan originations and joint venture investments, in certain circumstances, we have focused on developing new properties at costs significantly below current per unit/bed market values.

We also conduct marketing activities to enhance awareness of our company among local and regional operators of skilled nursing, assisted living, independent living and memory care properties, particularly in certain states. The marketing campaign highlights our support and commitment to provide financing to operators in these property classes, our strong balance sheet, our access to capital, our focus on smaller size off-market transactions, our strong management team and many years in the industry.

As a result of these efforts, in 2016, we underwrote $141.7 million in new investments consisting of $69.6 million in real estate acquisitions, $16.2 million in mortgage loan originations, $17.1 million in mezzanine loan originations, and $38.8 million in development commitments, including the purchase of land. Also in 2016, we completed and opened four memory care communities, one independent living community and one combination assisted living and memory care community and we completed the renovation of a skilled nursing center. We believe new investments are important for our continued growth and future profitability.

During 2016, we sold $40.0 million and $37.5 million of 10-year senior unsecured notes at fixed rates of 3.99% and 4.15%, respectively. Additionally, we sold 1,643,017 shares of common stock under our equity distribution agreements resulting in net proceeds of $78.6 million. At December 31, 2016, we had cash on hand of $8.0 million, $492.9 million available for borrowing under our unsecured revolving line of credit, $22.5 million available under our shelf agreement with Prudential Investment Management, Inc. and $200.0 million available under our equity distribution agreement.

Our 2016 year-over-year revenue growth was 18.6% and our year-over-year normalized funds from operations growth was 15.3%. Funds from operations (“FFO”) is used by the company as a supplemental measure of operating performance and normalized FFO allows our management to compare the company’s operating performance against other REITs and across time periods on a consistent basis. We also continue to maintain a conservative capital structure with low debt evidenced by our debt to enterprise value of 24.9% and debt to annualized normalized EBITDA of 4.1x at December 31, 2016. Additionally, as an added measure of conservatism, we seek to match our debt maturities to our annual projected free cash flow thereby minimizing our exposure to refinancing risk. We believe our low debt levels and ample liquidity provides us with financing flexibility and allows us to opportunistically access the capital markets at favorable rates. For more information about normalized FFO, debt to enterprise value, and annualized normalized EBITDA, refer to the non-GAAP reconciliation in the Appendix to this proxy statement.

Finally, as the stock performance graph in our 2016 Annual Report on Form 10-K shows, $100 invested in LTC common stock on December 31, 2011 would be worth $195.28 on December 31, 2016, as compared to $176.30 from a like investment in the NAREIT Equity REIT Index.

2016 Compensation Highlights

We seek to closely align the interests of our executive officers with those of our stockholders. We have structured our executive compensation program to support this alignment, with relatively modest base salaries and a greater proportion of total compensation delivered through annual bonus, long-term equity incentive opportunities and equity participation.

In 2016, the Compensation Committee introduced performance contingent equity in the form of performance-based stock units (“PSUs”) as a key form of long-term equity incentive awards for our executive officers to balance our historical practice of granting restricted common stock awards (“RSAs”). As a result of the introduction of PSUs, approximately 50% of the equity awards granted to our executive officers in 2016 was performance contingent.

In view of their accomplishments and our financial performance during 2016, the Compensation Committee and the Board approved:

•	Base salary increases for executives and other members of the management team; and
•	Annual bonuses and equity grants for the named executive officers.

2016 “Say‑On‑Pay” Vote

At LTC’s 2016 Annual Meeting of Stockholders, approximately 95% of the votes cast in the advisory “say‑on‑pay” vote were for approval of named executive officer compensation. The Board of Directors and Compensation Committee have considered the results of the 2016 “say‑on‑pay” vote and believe that it indicates that stockholders are supportive of the executive compensation program. The Board and Compensation Committee will continue to consider “say‑on‑pay” votes in formulating future executive compensation policies and decisions.

Corporate Governance Highlights

We seek to maintain good governance standards, including with respect to the oversight of our compensation policies and practices. Highlights of the policies and practices in effect during 2016 are as follows:

•	Our Insider Trading Policy, which covers all employees and directors, includes prohibitions on hedging and pledging of our common stock;
•	We have a cash incentive compensation Clawback Policy in the event of an accounting restatement;
•	We maintain a separate “lead independent director” role in our leadership structure for the Board;
•	Each committee of the Board is comprised solely of independent directors; and
•	We have stock ownership guidelines in place for our executives and independent directors, and all executives and directors are in compliance.

Executive Compensation Program Philosophy and Objectives

We endeavor to ensure that the compensation programs for our executives are effective at attracting and retaining the key executives responsible for our success and are administered to support the long‑term interests of our company and our stockholders. Through the oversight of the Compensation Committee, we seek to align total compensation for executive management with our overall performance as well as the individual performance and role of each executive.

Our executive compensation program may be summarized as follows:

•	An executive’s salary, bonuses, incentive compensation and other benefit programs should reflect their role, our company’s performance, and the executive’s individual performance and effort; and
•	Compensation should provide a financial interest in our company that parallels the financial interests of our stockholders.

We encourage you to read this Executive Compensation Discussion and Analysis (“CD&A”) for further details about of our executive compensation program, including information about the 2016 compensation of the named executive officers.

Executive Compensation Program Elements

We seek to achieve our compensation program objectives through the following key compensation elements: base salary, annual bonus opportunity, long‑term equity incentive opportunity and severance upon termination of employment under certain conditions or change in control of our company. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives as follows:

Base salary—attract, motivate, and retain qualified key executives. We believe the base salary should reflect job responsibilities, value to our company, individual performance/expertise and competitiveness of the market for the executive’s services/salary norms for persons in comparable positions at comparable companies. We believe that it is important to provide executives with predictable benefit amounts that reward the executive’s continued service.

Annual bonuses—reward company performance and individual performance and effort. We believe the annual bonus should be linked to individual performance and to our company’s performance as a whole, and where practicable, should be related to variables under our management’s control.

Long‑term equity incentives—align executives’ financial interests with those of our stockholders. We believe that long‑term compensation should motivate and reward the creation and preservation of long‑term stockholder value through both price increases and dividends. Long‑term equity incentives typically vest over multiple years to reward performance over one or more years or based on achieving certain performance targets.

Severance—attract, motivate and retain qualified key executives. We believe that providing our executives with severance and other benefits upon termination of employment or change in control is consistent with the severance protections offered by similar companies and is an integral part of total executive compensation.

Compensation Committee

The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee considers whether compensation decisions create incentives to take risks that could materially harm our company and does not believe that such incentives exist.

The Compensation Committee is also responsible for the administration of our equity compensation plans. Under the 2015 Equity Participation Plan of LTC Properties, Inc. (“2015 Equity Participation Plan” or “2015 Plan”), 1,400,000 shares of common stock have been reserved for awards, including nonqualified stock options grants and equity grants to officers, employees, non-employee directors and consultants. The Compensation Committee is authorized to determine the options and equity awards to be granted under equity compensation plans and the terms and provisions of such options and equity awards. The Compensation Committee determines the base salary, annual bonus and long-term equity incentives of our Chief Executive Officer. Ms. Simpson, our Chief Executive Officer and President, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for all of our other officers. None of the other senior executives had any role in determining or recommending the form or amount of the compensation of the other senior executives.

Competitive Considerations

In determining the level and composition of compensation for our executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. The Compensation Committee establishes specific quantitative measurements and targets based upon our company’s FFO and new investments to determine the annual bonus awards for our senior executives as described under “Annual Cash Bonus Incentive Plan” below. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors described above in establishing executive compensation. In determining the appropriate levels of compensation to be paid to our executive officers, the Compensation Committee does not generally factor in amounts realized from prior compensation.

While the Compensation Committee may review competitive market data in determining the reasonableness of the compensation of our executive officers, compensation levels are not set by reference to any percentile or benchmark within any peer group of companies or otherwise. Consistent with our compensation philosophies described above, our goal is to provide each executive with a current compensation package that is at market based upon the Compensation Committee’s perception of comparable executives at comparable companies, including real estate investment trusts.

Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers.

In September 2015, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”), as its independent compensation consultant, to evaluate new programs and compensation methodologies for 2016. Cook conducted a comprehensive review of our company’s executive compensation programs and provided a report of its review to the Compensation Committee as described under “Executive Compensation Review” below. The Compensation Committee referenced the Cook report in making executive compensation decisions for 2016.

After review and consultation with Cook, the Compensation Committee determined that Cook is and was an independent advisor and there is and was no conflict of interest resulting from retaining Cook in 2016.

Executive Compensation Review

As described above, Cook was engaged by the Compensation Committee to conduct a comprehensive review of our executive compensation programs. The Cook review included:

•

assisting with the development of a peer group for compensation comparisons; consisting of publicly-traded real estate investment trusts (“REITs”) with total assets, enterprise value, and funds from operations (“FFO”) generally similar to our company, and with a broad focus on healthcare REITs or REITs that have a triple-net business orientation and/or tenants that are commercial businesses;

•	conducting a review of the competitiveness of current compensation levels, programs and arrangements provided to our executives, including the named executive officers; and
•	conducting a competitive assessment of our non‑employee director compensation program.

The Cook peer group included the following twenty REITs in 2015 and was updated again to add three additional peers in 2016:

•	American Assets Trust, Inc.
•	Cedar Realty Trust, Inc.
•	Cousins Properties Incorporated
•	EastGroup Properties, Inc.
•	EPR Properties
•	First Potomac Realty Trust
•	Healthcare Realty Trust Incorporated
•	Healthcare Trust of America, Inc.
•	Hersha Hospitality Trust
•	Hudson Pacific Properties, Inc.
•	Medical Properties Trust Inc.
•	National Health Investors Inc.
•	Omega Healthcare Investors Inc.
•	Parkway Properties, Inc.

•	Physicians Realty Trust
•	PS Business Parks Inc.
•	Retail Opportunity Investments Corp.
•	Sabra Health Care REIT, Inc.
•	STAG Industrial, Inc.
•	Terreno Realty Corp.
•	Care Capital Properties (2016 addition)
•	CareTrust (2016 addition)
•	Seritage (2016 addition)

Cook compared our company’s total direct compensation (base salary, annual and long‑term incentives) for each executive position against the market compensation levels for similar executives in the consultant’s respective peer group. The review by Cook showed that the target total direct compensation opportunity of the named executive officers was below the median in 2015, and that it was slightly above the median following the addition of the PSUs to the 2016 equity program. The Cook review of total compensation in 2016 showed that the base salary, target cash, target equity value, and target total compensation of our Chief Executive Officer was slightly below the median of the 2016 peer group.

Executive Compensation Practices

Base Salaries

The named executive officers each have an employment agreement granting them the contractual right to receive a fixed base salary as described under “Employment Agreements” on page 26 of this proxy statement.

Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that base salaries are established at levels considered appropriate in light of the responsibilities and duties of our executives as well as at levels which are competitive with amounts paid to executives of other real estate investment trusts, including our peer group companies. In determining an individual executive’s actual base salary, the Compensation Committee also considers other factors, which may include the executive’s past performance and contributions to our success.

Based on the recommendations received from the Chief Executive Officer (except with respect to the Chief Executive Officer’s own salary) and taking into account our company’s performance as well as the findings from the Cook report, the Compensation Committee approved the following increases to base salaries for the named executive officers. Base salary increases were effective January 1, 2016. The following table summarizes salary adjustments approved by the Compensation Committee for 2016:

	2016 Base	2015 Base	Year over
Named Executive Officer	Salary	Salary	Year Increase
Wendy L. Simpson	$655,000	$635,000	3.1%
Pamela J. Shelley-Kessler	390,000	380,000	2.6%
Clint B. Malin	390,000	380,000	2.6%

Annual Cash Bonus Incentive Plan

Our Annual Cash Bonus Incentive Plan provides an annual incentive bonus for selected executives whereby each participating executive has a range of incentive opportunity (threshold, target and maximum) defined as a percentage of base salary. Annually, the Compensation Committee will select the participants in the plan and establish its performance goals.

For 2016, the Compensation Committee selected senior executives Ms. Simpson, Ms. Shelley‑Kessler and Mr. Malin as participants in the Annual Cash Bonus Incentive Plan, with the following range of bonus opportunities:

	Bonus Opportunity as a % of
	Base Salary
Executive	Threshold	Target	Maximum
Wendy L. Simpson	93.8%	125.0%	218.8%
Pamela J. Shelley-Kessler	45.0%	90.0%	135.0%
Clint B. Malin	45.0%	90.0%	135.0%

Bonuses under the 2016 bonus program were earned based 50% on the financial performance of our company and 50% on the Compensation Committee’s subjective evaluation of both individual and our company performance. Financial performance was measured using Diluted Normalized FFO per share and new investments, with 40% of the bonus plan tied to FFO per share and 10% tied to new investments. The subjective component in 2016 included factors such as individual performance, capital structure management, credit ratings, dividend growth and total stockholder return relative to peers. Performance achievement for the subjective component is determined at the discretion of the Compensation Committee. The factors used for qualitatively determining the score for the subjective factors are discussed below.

For purposes of the Annual Cash Bonus Incentive Plan, Diluted Normalized FFO, including the means of calculating it, is disclosed in our annual earnings release and in the Appendix to this proxy statement. The Board may adjust the Diluted Normalized FFO component to reflect the pro forma impact of changes to our company’s capital structure, strategic changes and other items, at the Board’s discretion, that were not contemplated at the time of adoption of the performance goals. New investments include acquisitions, loan originations, equity investments and total commitments underwritten for developments, redevelopments, expansions and renovations.

The following table summarizes each metric and its relative weighting, the approved 2016 performance goals at threshold, target and maximum levels, and actual performance achieved. For 2016, actual performance versus the Diluted Normalized FFO per share goal was achieved at 104% of the objective, and new investments was achieved at 95% of the performance objective. The subjective assessment was scored at the 150% maximum based on the factors described below. Based on the degree of goal achievement, the bonus formula for the year resulted in a payout of 167% of target for Ms. Simpson and 144% of target for Ms. Shelley-Kessler and Mr. Malin.

						% of
		2016 Performance Goals			Performance	Target
Metric	Weight	Threshold	Target	Maximum	Achieved	Achieved
Diluted Normalized FFO per share	40%	$ 2.85	$ 2.94	$ 3.02	$ 3.06	104%
New Investments ($ in millions)	10%	$ 100	$ 150	$ 200	$ 142	95%
Subjective Performance	50%	Compensation Committee Determination			Maximum	150%

In determining the subjective component of the annual bonuses, the Compensation Committee evaluated the performance of our company for the year compared to other real estate investment trusts and the overall market. The maximum bonus allowed under the subjective component was awarded as a result of the following 2016 accomplishments:

•

Purchased three memory care communities, one combination assisted living and memory care community, and one skilled nursing center for a total of $69.6 million and committed a total of $38.8 million, including the purchase of land and bed rights, for the development a 66-unit memory care community and a 143-bed skilled nursing center;

•

Completed and opened four memory care communities, one combination assisted living and memory care community and one independent living community and completed the renovation of one skilled nursing center;

•	Originated $16.3 million under new and existing mortgage loans;

•

Entered into $17.3 million of mezzanine loan commitments on two skilled nursing centers, a portfolio of 64 skilled nursing centers and the development of a 127-unit senior housing community which will provide a combination of assisted living, memory care and independent living services;

•	Raised $40.0 million and $37.5 million through the sale of 10-year senior unsecured notes at fixed rates of 3.99% and 4.15%, respectively; and
•	Raised net proceeds of $78.6 million under our equity distribution agreement.

Based on the performance achieved, the Compensation Committee approved the following payouts under the Annual Cash Bonus Incentive Plan:

	Wendy L.	Pamela J. Shelley-	Clint B.
Metric	Simpson	Kessler	Malin
Diluted Normalized FFO per share	$573,125	$210,600	$210,600
New Investments ($ in millions)	78,600	32,292	32,292
Subjective Performance	716,406	263,250	263,250
Total Bonus Earned	$1,368,131	$506,142	$506,142

Long‑Term Equity Incentives

Long‑term incentives are granted to align the executives’ financial interests with those of our stockholders and are historically in the form of RSAs, and stock options. Awards are made on an individual basis and are not granted at any pre‑determined time during the year. In 2016, the Compensation Committee used the new addition of performance-contingent equity in the form of PSU as the key form of long-term equity incentive awards provided to our executive officers.

RSAs typically vest ratably over a three- to five‑year period and are generally subject to the individual executive officer’s continued employment. The PSU awards are earned over a four-year performance period, subject to the ability to accelerate earnout if three-year performance is high enough, with the number of shares earned dependent on our total stockholder return (“TSR”) over the applicable performance period. The level of long‑term incentive compensation is determined by the Compensation Committee based on an evaluation of competitive factors in conjunction with total compensation provided to each individual executive officer. The relevant weight given to each of these factors varies from individual to individual. We do not have an exact formula for allocating between cash and non‑cash compensation, nor do we have a policy for allocating between long‑term and currently paid out compensation.

The grant date of an equity award is typically the date the Compensation Committee approves the equity award. The grant date may also be a future date from the date of approval as specified by the board resolution. In no instances has the grant date been retroactive or prior to the date the Compensation Committee approved the equity award. For long‑term incentive awards in the form of stock options, the exercise price is the closing price of our company’s stock as reported by the NYSE on the grant date. The Compensation Committee has not and does not time the granting of equity awards with any favorable or unfavorable news released by us.

Under the 2015 Equity Participation Plan, awards that may be granted include stock options (incentive or non‑qualified), stock appreciation rights, RSAs, PSUs, deferred stock and dividend equivalents. The 2015 Plan is administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plan. Incentive stock options, stock appreciation rights, RSAs, PSUs, deferred stock and dividend equivalents may only be awarded to officers and other full‑time employees to promote our long‑term performance and specifically, to retain and motivate management to achieve a sustained increase in stockholder value. Non‑qualified stock options, stock appreciation rights, RSAs, PSUs deferred stock and dividend equivalents may be awarded to non‑employee directors, officers, employees, consultants and other key persons who provide services to us.

The Compensation Committee approved equity awards to the Chief Executive Officer and the Chief Executive Officer recommended and the Compensation Committee approved equity awards to Ms. Shelley‑Kessler and Mr. Malin for their service in 2016. In approving the equity awards, the Compensation Committee took into consideration the executive’s historical performance and contributions, total ownership levels and the value of equity delivered historically, the market positioning of the executives’ pay and our company’s desire to retain the executives by providing a meaningful long‑term incentive award to each executive which is aligned with stockholder interests. The Cook study showed LTC’s 2015 grant values were below the peer group median level and similarly, total compensation for all named executive officers fell below the peer group median.

Therefore, in 2016, PSUs were added to the long-term incentive program to address the below median position of executives’ 2015 pay opportunity in a manner that only rewards the creation of long-term shareholder value. The Compensation Committee approved specific dollar values to be awarded to the named executive officers and the number of shares was determined by dividing the Committee approved target dollar value by the accounting fair value per share on the date of grant. The following table sets forth the grant values of PSUs granted on June 1, 2016:

	PSU	Number of
	Award	PSU
Named Executive Officer	Value	Award
Wendy L. Simpson	$950,000	19,808
Pamela J. Shelley-Kessler	500,000	10,425
Clint B. Malin	500,000	10,425

PSUs granted in 2016 can be earned between 0-200% based on LTC’s cumulative TSR performance through February 28, 2020 (3.74-year performance period), and have an opportunity to be earned early if TSR through February 28, 2019 (2.74-year performance period) is at least 3%. The Compensation Committee intended for the PSUs to have a 4-year and 3-year performance period; however, the 2016 PSU grant was delayed from the typical February timing of granting long-term equity incentives to June due to considerations related to implementation of the PSU plan which resulted in a 3.74-year and 2.74-year performance period. The four-year performance period may be shortened to three years if three-year TSR performance is high enough to fund the maximum PSU earnout after three years. The share price at the grant date is used as the starting point for the TSR calculation, and a trailing 20 trading-day average share price is used to calculate the share price at the end of the performance period. Dividends for outstanding PSUs are accrued in the form of additional stock units during the restriction period, and are distributed if and when the underlying shares are earned (dividends accrued on unearned/forfeited PSU shares are not paid).

Under the 2016 PSU design, payouts range from 0% to 200% of target, based on the schedule below:

	Cumulative	Accelerated	Payout %
	3.74-year	Cumulative	of Target
Growth Requirements	TSR	2.74-year TSR	Share Granted
Below Threshold	Less than 4.1%	Less than 3.0%	—
Threshold	4.1%	3.0%	50.0%
Target	21.6%	15.8%	100.0%
Maximum	46.4%	33.1%	200.0%

The 2016 PSUs are earned based on 3.74-year cumulative TSR. The program has several features to minimize the impact of daily volatility and point-to-point variation. A 20 trading-day average price is used to measure performance at the end of the period.

In connection with the introduction of PSU awards, the Compensation Committee determined that RSAs should be attributable as an award for the year in which granted rather than the prior practice of being attributable to services for the preceding year. Attributing RSAs to the year in which granted better reflects the long-term incentive nature of the RSAs and aligns with standard practice prevalent in our industry and among our peer group. Accordingly, the long-term incentive compensation awarded to the named executive officers with respect to their 2016 performance was solely PSUs. For details regarding RSAs granted in 2016 to the named executive officers for their 2015 services, please refer to the summary compensation table on page 25 of this proxy statement. Information regarding RSAs granted in 2017 as long-term equity incentives will be disclosed in next year’s proxy statement discussing 2017 compensation.

Severance and Other Benefits Upon Termination of Employment or Change in Control

The employment agreements with certain executive officers of our company provide severance and other benefits upon termination of employment or a change in control of our company. We believe that we need to provide key executives with severance protections that are competitive with those offered by companies similar to ours. The severance protections we have provided the named executive officers are consistent with our compensation objective to attract, motivate and retain qualified key executives.

We believe that severance should be payable to key executives if their employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason. The amount of severance we have agreed to pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to help compensate them during a period of expected unemployment in the event of a termination without cause.

We also believe that severance should be payable to our key executives in connection with a change in control transaction. A change in control creates uncertainty regarding the continued employment of the executives. We provide severance in the event of a change-in-control to make our key executives indifferent about their own job security if the Board determines that it is in the best interests of shareholders to sell the company. The amount of cash severance we have agreed to pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to encourage the executives to remain employed by us during an important time when their prospects for continued employment following the change in control transaction are often uncertain. Our current practice for change in control severance follows a “double‑trigger” approach. Ms. Simpson’s, Ms. Shelley‑Kessler’s, and Mr. Malin’s 2014 employment agreements contain double‑trigger change in control provisions. Under a double‑trigger approach, a severance payment obligation arises only if a change in control occurs and the executive’s employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, within a 24-month period after the change in control.

Additionally, upon the circumstances described above regarding termination of employment or change in control, we have agreed to provide health insurance benefits to each named executive officer for a period of 18 months. None of the employment agreements with our executive officers provide for lifetime benefits.

None of the employment agreements with our executive officers provide for “gross‑up payments” to offset taxes due for severance or other benefits upon termination of employment or change in control.

401(k) Savings Plan

We have a 401(k) Savings Plan which is a defined contribution plan covering all of our employees. Each year participants may contribute up to 15% of pre‑tax annual compensation. In 2016, the contributions may not exceed $18,000, or $24,000 if the employee is 50 years or older. We match up to 3% of salaries for our vice presidents and contribute 3% of the individual’s salary for staff that open an account. We will not match contributions for our executive officers at the senior vice president level and higher.

Benefits

With limited exceptions, the Compensation Committee’s policy is to provide benefits to executive officers that are substantially the same as those offered to other officers of our company at or above the level of vice president. Except for the health insurance benefits described in “Severance and Other Benefits Upon Termination of Employment or Change in Control” above and the supplemental medical insurance described below, the employee benefits programs in which our executive officers participate (which provide benefits such as medical, dental and vision benefits coverage, life insurance protection, and 401(k) savings plan) are generally the same programs offered to all of our full‑time employees. Our officers at the level of vice president and above are eligible to participate in a supplemental medical insurance program which reimburses participants up to a maximum of $10,000 per year for eligible out‑of‑pocket medical expenses such as primary insurance co‑payments, deductibles, and certain elective medical procedures not covered by the employee’s primary insurance policy.

Stock Ownership Guidelines

We encourage our executives to hold our company’s stock on a long‑term basis. The following table represents our company’s stock ownership guidelines for our executives and independent directors:

Chief Executive Officer	Six times base salary
Executive Vice Presidents	Three times base salary
Independent Directors	Five times annual fee

Our company’s stock ownership guidelines recommend that the Chief Executive Officer and Executive Vice Presidents achieve the targeted level of ownership within three years from the date of hire, promotion or appointment. The stock ownership guidelines recommend that the independent directors achieve the targeted level of ownership within five years from date of election. At this time all of our executive officers and independent directors hold at least the full amount of the guideline. The Nominating and Corporate Governance Committee receives a quarterly report on executive and independent director stock ownership of company stock.

Prohibition on Pledging and Hedging Stock

Pursuant to our company’s Insider Trading Policy, we prohibit employees and directors from (i) pledging their shares in our company’s stock, and (ii) purchasing financial instruments or otherwise engaging in transactions that are designed to or have the effect of hedging the economic risk of ownership in our company’s stock. All of our executive officers and directors are in compliance with these anti‑pledging and anti‑hedging provisions.

Tax and Accounting Considerations

Policy with Respect to Section 162(m)

Section 162(m) of the Code denies deduction for Federal income tax purposes for certain compensation in excess of $1,000,000 paid to certain executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The Compensation Committee periodically reviews the effects of its compensation programs with regard to Code Section 162(m) and evaluates alternatives to ensure executive compensation is reasonable, performance‑based, and consistent with our overall compensation objectives. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. The Compensation Committee may consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Tax Withholding

We permit our employees and directors to elect to withhold shares of stock to satisfy their tax withholding requirements upon the vesting of restricted stock.

Clawback Policy

We have adopted a Clawback Policy that grants the Board the discretion to recoup from executive officers, including each currently serving named executive officer, all cash bonuses paid that would not have been paid if performance had been measured in accordance with restated financials, for the periods covering any of the three fiscal years preceding a restatement (other than to comply with changes in applicable accounting principles). The Board of Directors is responsible for the interpretation and enforcement of this Clawback Policy.

Each of the senior executive employment agreements we entered into in 2014 with Ms. Simpson, Ms. Shelley‑Kessler and Mr. Malin contains a clawback provision. In particular, the employment agreements provide the

Board of the Directors with the contractual ability to clawback a cash or share grant bonus in the event of a restatement of our financial results if:

•	the restatement is attributable to misconduct or wrongdoing by the executive;
•	the bonus was issued within three years preceding the restatement;
•	the bonus was calculated and awarded pursuant to a specific financial formula; and
•	the bonus would have been diminished based on the restated financial results.

Compensation Risk Assessment

We have reviewed our compensation policies and practices to determine whether risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on our company. The review included assessment of our various compensation programs and consideration of risk mitigating factors. We believe that our compensation policies and practices for employees do not present risks that are reasonably likely to have a material adverse effect on our company. We generally take a conservative approach to managing our business. Although some risk-taking is necessary to manage and grow any business, we believe our compensation policies and practices do not encourage unnecessary or excessive risk-taking and do not promote short term rewards for management decisions that could pose long‑term risks to our company. With particular respect to compensation of our executive officers:

•	the Compensation Committee exercises discretion in determining cash bonuses and equity awards to executive officers;
•	awards of restricted stock with long‑term vesting periods provides executive officers with an incentive to make decisions that contribute to long‑term performance of our company;
•

our Clawback Policy and provisions in our senior executive employment agreements provides our company with recourse in the event of material non‑compliance with any financial reporting requirement that leads to a material or significant restatement; and

•	stock ownership guidelines for executive officers further aligns their personal wealth with the long‑term performance of our company.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation of the named executive officers for services provided in 2016,  2015 and 2014:

					Non-Equity
			Stock		Incentive Plan		All other
Name and Principal Position	Year	Salary	Awards(1)		Compensation		Compensation(2)	Total
Wendy L. Simpson	2016	$655,000	$950,000	(3)	$1,368,131	(4)	$711	$2,973,842
Chairman, Chief	2015	627,917	977,224	(5)	952,500	(4)	1,653	2,559,294
Executive Officer and	2014	610,500	664,440	(6)(7)	661,260	(8)	1,067	1,937,267
President
Pamela J. Shelley-Kessler	2016	390,000	500,000	(3)	506,142	(4)	4,572	1,400,714
Executive Vice President,	2015	375,833	514,556	(5)	427,500	(4)	4,955	1,322,844
Chief Financial Officer and	2014	365,833	607,625	(6)(7)	296,925	(8)	10,000	1,280,383
Corporate Secretary
Clint B. Malin	2016	390,000	500,000	(3)	506,142	(4)	3,444	1,399,586
Executive Vice President	2015	375,833	514,556	(5)	427,500	(4)	3,481	1,321,370
and Chief Investment Officer	2014	365,833	607,625	(6)(7)	296,925	(8)	467	1,270,850

(1)

Represents the fair value on the grant date of the stock awards, as required by SEC rules. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards granted refer to Note 9. Equity of Notes to Consolidated Financial Statements included in our company’s 2016 Annual Report on Form 10-K.

(2)	Represents supplemental health insurance benefits.
(3)

Named executive officers were awarded the following performance-based stock units during 2016 with the number of shares to be earned depending on our TSR over the applicable performance period. These PSUs require a minimum threshold of 4.1% cumulative annual TSR performance, before threshold shares are earned, and they require 21.6% cumulative TSR performance before target shares are earned, each as measured over a 3.74-year performance period, with opportunity to earn the awards after 2.74 years if cumulative TSR performance is at least 3.0% at the end of 2.74 years:

	PSU	Number of
	Award	PSU
Named Executive Officer	Value	Award
Wendy L. Simpson	$950,000	19,808
Pamela J. Shelley-Kessler	500,000	10,425
Clint B. Malin	500,000	10,425
(4)	Represents amounts earned in cash under the Annual Cash Bonus Incentive Plan for performance in 2016 and 2015 which were paid in 2017 and 2016.
(5)

Named executive officers received the following restricted common stock awards on February 18, 2016 for services provided in the preceding 2015 year. Subsequent to this grant, the Compensation Committee determined that RSAs should be attributable to the year in which the award is granted as compared to the approach of awarding RSAs to the named executive officer for performance in the preceding year. The February 18, 2016 awards vest ratably over a three-year period from the grant date:

		Number of
	Restricted	Restricted
Named Executive Officer	Stock Value	Stock
Wendy L. Simpson	$977,224	22,600
Pamela J. Shelley-Kessler	514,556	11,900
Clint B. Malin	514,556	11,900

(6)

Named executive officers received the following restricted common stock awards on February 10, 2015 for services provided in the preceding 2014 year. These stock awards vest ratably over a three-year period from the grant date:

		Number of
	Restricted	Restricted
Named Executive Officer	Stock Value	Stock
Wendy L. Simpson	$561,090	12,623
Pamela J. Shelley-Kessler	504,275	11,345
Clint B. Malin	504,275	11,345
(7)

Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin were each granted 2,500 shares of restricted common stock at $41.34 per share on November 12, 2014 in accordance with and upon entering into their 2014 executive employment agreements. These shares vest ratably over a one-year period from the grant date.

(8)

Represents amounts earned in cash and shares of restricted stock under the Annual Cash Bonus Incentive Plan for performance in 2014. The Compensation Committee exercised its discretion to award shares of restricted stock in lieu of cash for the subjective component of the Annual Cash Bonus Incentive Plan. The named executive officers who participated in the Annual Cash Bonus Incentive Plan received the following cash and restricted stock awards on February 10, 2015. The restricted shares vest ratably over a three-year period from the grant date. The amount shown in the “Non-Equity Incentive Plan Compensation” column corresponding to this footnote includes the fair value of the restricted stock in this table and was determined in accordance with footnote (1) to this summary compensation table.

	Restricted Stock Award
	Number	Stock	Cash	Total
Named Executive Officer	of Stock	Value	Award	Award
Wendy L. Simpson	10,377	$461,260	$200,000	$661,260
Pamela J. Shelley-Kessler	4,655	206,925	90,000	296,925
Clint B. Malin	4,655	206,925	90,000	296,925
(6)

Employment Agreements

Our company has entered into employment agreements with each of the named executive officers. The following table presents information regarding the employment agreements with the named executive officers for the year ended December 31, 2016:

Named Executive Officer	Agreement Date	Agreement Term	Salary
Wendy L. Simpson	11/12/14	3-year evergreen	$655,000
Pamela J. Shelley-Kessler	11/12/14	2-year evergreen	390,000
Clint B. Malin	11/12/14	2-year evergreen	390,000

The employment agreements provide that the base salaries may be increased at the discretion of the Board. Any increase in base salary will automatically amend each executive’s respective employment agreement to provide that thereafter the executive’s annual base salary will not be less than the increased base salary approved by the Board. During the term of his or her employment by us, each officer will devote the time necessary to provide the services reasonably required by the Board and will not, without the express approval of the Board, engage for his or her own account or for the account of any other person or entity, in a business which competes with us.

The employment agreements contain standard provisions regarding bonuses and benefits, as described in the CD&A section of this proxy statement. Additionally, the employment agreements with the named executive officers provide payments for severance upon termination of employment, including in connection with a change in control, as described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 21 of this proxy statement and under “Potential Payments Upon Termination or Change in Control” below.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards made in 2016 and as of December 31, 2016 to the named executive officers and is intended to supplement the summary compensation table above:

										All Other
							Estimated Possible			Stock	Grant Date
				Estimated Possible Payouts Under			Payouts Under Equity			Awards:	Fair Value
	Grant		Grant	Non-Equity Incentive Plan Awards			Incentive Plan Awards			Number	of Stock
Named Executive Officer	Date		Type	Threshold	Target	Max	Threshold	Target	Max	of RSAs	Awards
Wendy L. Simpson	2/18/16	(1)	RSA	$—	$—	$—	—	—	—	22,600	$977,224
	6/1/16	(2)	PSU	—	—	—	9,904	19,808	39,616	—	950,000
	—	(3)	—	614,063	818,750	1,432,813	—	—	—	—	—
Pamela J. Shelley-Kessler	2/18/16	(1)	RSA	—	—	—	—	—		11,900	514,556
	6/1/16	(2)	PSU	—	—	—	5,213	10,425	20,850	—	500,000
	—	(3)	—	175,500	351,000	526,500	—	—	—	—	—
Clint B. Malin	2/18/16	(1)	RSA	—	—	—	—	—		11,900	514,556
	6/1/16	(2)	PSU	—	—	—	5,213	10,425	20,850	—	500,000
	—	(3)	—	175,500	351,000	526,500	—	—	—	—	—
(1)	Awarded under the 2015 Equity Participation Plan in 2016 for 2015 performance. These shares vest ratably over a three-year period from the grant date.
(2)

Performance stock unit awards were granted in fiscal year 2016 under our 2015 Equity Plan, to be earned based on our absolute TSR performance over a 3.74-year period starting on the grant date (with an opportunity for an early payout after 2.74 years). Threshold amounts shown are 50% of the PSUs granted, target amounts are 100% of the PSUs granted, and maximum amounts are 200% of the PSUs granted. No PSUs are earned for performance below threshold.

(3)

The amounts shown represents bonus opportunities for 2016 performance under the Annual Cash Bonus Incentive Plan as approved by the Compensation Committee on February 18, 2016. The actual amount awarded was based on the achievement of certain performance measures as described under “Annual Cash Bonus Incentive Plan” on page 18 of this proxy statement. The awards earned for such performance in 2016 were granted on February 14, 2017 as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table above.

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by the named executive officers as of December 31, 2016:

	Option awards				Stock awards
							Equity	Equity
							Incentive	Incentive
							Plan awards:	Plan awards:
	Number of	Number of			Number of	Market value	Number of	Market value
	securities	securities			shares or	of shares	shares or	of shares
	underlying	underlying			units of	or units of	units of	or units of
	unexercised	unexercised	Option	Option	stock that	stock that	stock that	stock that
	options	options	exercise	expiration	have not	have not	have not	have not
Named Executive Officer	exercisable	unexercisable	price	date	vested	vested(1)	vested	vested(1)
Wendy L. Simpson	—	—	$—	—	44,601	(2) $2,095,355	19,808	(4) $930,580
Pamela J. Shelley-Kessler	—	—	—	—	27,901	(3) 1,310,789	10,425	(4) 489,767
Clint B. Malin	—	—	—	—	27,901	(3) 1,310,789	10,425	(4) 489,767
(1)	The market value is the number of shares that have not vested multiplied by the closing market price of our common stock as reported by the NYSE on December 30, 2016, last trading day of 2016.
(2)	Represents number of outstanding unvested RSAs which vests as follows: 7,667 on February 10, 2017 and 2018; 6,667 on February 12, 2017; 7,533 on February 18, 2017 and 2018; 7,534 on February 18, 2019.
(3)

Represents number of outstanding unvested RSAs which vests as follows: 5,333 on February 10, 2017; 5,334 on February 12, 2017 and February 10, 2018; 3,966 on February 18, 2017; 3,967 on February 18, 2018 and 2019.

(4)

Represents PSUs that are eligible for vesting following the end of a four-year performance period, subject to acceleration, depending on TSR over the applicable performance period. The amounts listed are at 100% of the target PSU granted, representing the PSUs that would be earned with target performance. However, our TSR performance over the interim performance period from June 1, 2016, through December 31, 2016, would be 52.3% of target.

Option Exercises and Stock Vested

The following table shows the number and value of stock options exercised and the number of shares and value of restricted common stock that vested related to each of the named executive officers for the year ended December 31, 2016:

	Option awards		Stock awards
	Number of		Number of
	shares	Value	shares	Value
	acquired	realized	acquired	realized
Named Executive Officer	on exercise	on exercise	on vesting	on vesting(1)
Wendy L. Simpson	—	$—	34,333	$1,540,033
Pamela J. Shelley-Kessler	—	—	16,766	713,878
Clint B. Malin	—	—	16,766	713,878
(1)

The value realized is the number of shares that vested multiplied by the closing market price of our common stock as reported by the NYSE on the vesting date. This differs from the compensation expense in the summary compensation table above which is determined using the fair value on the grant date of the stock award.

Potential Payments Upon Termination or Change In Control

As described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 21 of this proxy statement, we have provided the named executive officers with employment agreements that provide certain severance and other benefits depending on the circumstances surrounding their termination of employment with us, including upon a change in control of our company. In addition to the benefits referenced below, upon termination of employment with us, the executive is generally entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary.

Severance and Other Benefits Upon Termination of Employment

If a named executive officer’s employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, we have agreed to pay the named executive officer a lump sum severance equal to the following:

Wendy L. Simpson	Four times base salary
Pamela J. Shelley-Kessler	Three times base salary
Clint B. Malin	Three times base salary

Upon such a termination of employment, we also have agreed to continue health insurance benefits at our expense up to an 18-month period for the named executive officer. Further, all stock options and restricted common stock automatically vest for the named executive officer and all performance-based stock units vest at the conclusion of the performance period based on a prorated basis and the truncated service period ending at the termination.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a pro-rated award if her or his employment terminates, except for a termination for cause or a voluntary resignation without a good reason.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if their employment with us terminated and their severance and benefits became payable on December 31, 2016:

	Cash	Maximum	Health Benefits	Equity
Name	Severance(1)	Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson(5)	$2,620,000	$1,432,813	$27,100	$2,198,664
Pamela J. Shelley-Kessler(5)	1,170,000	526,500	34,700	1,365,145
Clint B. Malin(5)	1,170,000	526,500	23,300	1,365,145
(1)	Represents base salaries and termination provisions in effect at December 31, 2016.
(2)

Represents the maximum payable to participants in the Annual Cash Bonus Incentive Plan for 2016. The actual amount for 2016 performance was less, as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table above.

(3)

Assumes the value of benefits for an 18-month period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2016.

(4)

For unvested restricted common stock, this amount represents the closing market price as reported by the NYSE on December 30, 2016, last trading date in 2016. For unvested performance-based stock units, this amount is based on interim TSR performance measured as of December 30, 2016, last trading date in 2016, the prorated service term from the grant date to December 31, 2016, and the closing market price as reported by the NYSE on December 30, 2016, last trading date in 2016.

(5)

The employment agreements for each of the named executive officers contain “cut back” provisions to reduce severance benefits if an excise tax otherwise would be due and payable by them. We have assumed that no severance benefits would be cut back under the named executive officer’s employment agreement. The actual severance benefits payable to the named executive officers may be less than the amounts shown above as a result of the application of the cut back.

Severance and Other Benefits Upon Change in Control

As described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 21 of this proxy statement, we have agreed to pay severance and other benefits to the named executive officers upon our company’s change in control as defined in each named executive officer’s employment agreement. The employment agreements with each of the named executive officers are triggered if (i) her or his employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, and (ii) such termination occurs within 24 months following a change in control or in contemplation of a change in control which actually occurs.

Upon such an occurrence, we have agreed to pay the named executive officer a severance payment in cash equal to the following:

Wendy L. Simpson	Greater of $3,000,000 or 300% of 5-year average annual compensation
Pamela J. Shelley-Kessler	250% of 5-year average annual compensation
Clint B. Malin	250% of 5-year average annual compensation

Upon such an occurrence, we also have agreed to continue health insurance benefits at our expense up to an 18-month period for the named executive officers. Further, under the standard provisions of our equity compensation plan award agreements, all stock options and restricted common stock automatically vest upon a change in control for the named executive officers and all the performance-based stock units deemed earned as of the date of the change of control, will vest upon termination within 24 months following a change in control.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a portion of the target amount of the award based upon the number of days remaining in the performance period upon the change in control.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if there had been a change in control of our company and their severance and benefits were triggered on December 31, 2016:

	Cash		Health Benefits	Equity
Name	Severance(1)	Target Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson(5)	$6,280,298	$818,750	$27,100	$2,582,350
Pamela J. Shelley-Kessler(5)	2,657,105	351,000	34,700	1,567,065
Clint B. Malin(5)	2,898,444	351,000	23,300	1,567,065
(1)	Represents base salaries and change in control provisions in effect at December 31, 2016.
(2)	Represents the target amount payable to participants in the Annual Cash Bonus Incentive Plan for 2016.
(3)

Assumes the value of benefits for a period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2016.

(4)

For unvested restricted common stock, this amount represents the closing market price as reported by the NYSE on December 30, 2016, last trading day in 2016. For unvested performance-based stock units, this amount is based on interim TSR performance measured as of December 30, 2016, last trading date in 2016, and the closing market price as reported by the NYSE on December 30, 2016, last trading date in 2016.

(5)

The employment agreements for each of the named executive officers contain “cut back” provisions to reduce severance benefits if an excise tax otherwise would be due and payable by them. We have assumed that no severance benefits would be cut back under the named executive officer’s employment agreement. The actual severance benefits payable to the named executive officer may be less than the amounts shown above as a result of the application of the cut back.

DIRECTOR COMPENSATION

Compensation for the Board of Directors currently consists of quarterly fees and periodic equity awards. One member of the Board, Ms. Simpson, is employed by us and therefore is not entitled to receive additional compensation for her services as director. Compensation information related to Ms. Simpson is included in the previous discussion and tables related to executive compensation.

Director Compensation for the Year ended December 31, 2016

The following table presents information regarding the compensation earned by or paid to non-employee members of the Board for their services in 2016:

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total
Boyd W. Hendrickson	$100,000	$130,823	$230,823
James J. Pieczynski	85,000	143,580	228,580
Devra G. Shapiro	90,000	130,823	220,823
Timothy J. Triche	90,000	130,823	220,823
(1)

Please see “Equity Awards” below for the aggregate number of stock awards and option awards outstanding at year end. Represents the fair value on the grant date of the stock awards and option awards granted. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards and option awards granted refer to Note 9. Equity of Notes to Consolidated Financial Statements included in our company’s 2016 Annual Report on Form 10-K.

Quarterly Board and Meeting Fees

The following table represents the schedule of quarterly fees for each non-employee director in effect during 2016:

Type of Fee(1)
Quarterly Fee	$15,000
Quarterly Lead Independent Director Fee	6,250
Quarterly Audit Committee Chairman Fee	5,000
Quarterly Compensation Committee Chairman Fee	5,000
Quarterly Nominating Committee Chairman Fee	3,750
Quarterly Committee Membership Fee	3,750
(1)	Additionally, we reimburse non-employee directors for travel expenses incurred in connection with their duties as our director. Travel expense reimbursements are not included in this table.

Equity Awards

Directors participate in the 2015 and 2008 Equity Participation Plan which permits the Compensation Committee to grant nonqualified stock options or restricted common shares to directors from time-to-time. In 2016, the Compensation Committee granted 1,920 shares of restricted common stock at $46.87 per share to each non-employee director. These shares vest over a one-year period from the grant date. The following table presents the number of outstanding and unexercised option awards and the number of unvested shares of restricted common stock held by each of our non-employee directors at December 31, 2016:

			Number of unvested
			shares of restricted
	Number of options		common stock
Name	outstanding		outstanding
Boyd W. Hendrickson	—		1,920	(4)
James J. Pieczynski	15,000	(1)	2,920	(5)
Devra G. Shapiro	15,000	(2)	1,920	(4)
Timothy J. Triche	3,334	(3)	1,920	(4)
(1)	5,000 vested on March 1, 2015 and 2016; 5,000 vests on March 1, 2017
(2)	5,000 vested on July 30, 2010, 2011 and 2012
(3)	3,334 vested on May 15, 2010
(4)	Vests as follows: 1,920 on June 1, 2017
(5)	Vests as follows: 1,000 on March 1, 2017; 1,920 on June 1, 2017

COMPENSATION COMMITTEE REPORT

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that LTC specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Executive Compensation Discussion and Analysis for 2016. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Executive Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Timothy J. Triche, MD, Chairman Boyd W. Hendrickson James J. Pieczynski Devra G. Shapiro

Compensation Committee Interlocks and Insider Participation

The Compensation Committee in 2016 consisted of Timothy J. Triche, Boyd W. Hendrickson, James J. Pieczynski and Devra G. Shapiro, all of whom are independent directors. None of the members of the Compensation Committee are, or have been, officers or employees of our company. There are no “interlocks” as defined by SEC rules with respect to any member of the Compensation Committee of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table presents information as of April 14, 2017 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on the most recent Schedule 13D or 13G filings made by such person with the SEC pursuant to SEC rules and regulations, (2) each director and director nominee, (3) each named executive officer identified in the summary compensation table on page 25 of this proxy statement, and (4) the current directors and executive officers as a group:

				Percent of
		Amount and Nature of		Outstanding
Beneficial Owner	Title of Class	Beneficial Ownership(1)		Shares in Class(2)
Principal Stockholders:
The Vanguard Group, Inc.	Common Stock	6,251,414	(3)	15.8%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.	Common Stock	5,668,050	(4)	14.3%
55 East 52nd Street
New York, NY 10055
Vanguard Specialized Funds—Vanguard REIT Index Fund	Common Stock	2,896,798	(5)	7.3%
100 Vanguard Boulevard
Malvern, PA 19355
Franklin Resources, Inc.	Common Stock	2,411,731	(6)	6.1%
One Franklin Parkway
San Mateo, CA 94403
Named Executive Officers:
Wendy L. Simpson	Common Stock	337,778		*
Pamela J. Shelley-Kessler	Common Stock	86,534	(7)	*
Clint B. Malin	Common Stock	76,002		*
Directors and Director Nominees: +
Boyd W. Hendrickson	Common Stock	15,743		*
James J. Pieczynski	Common Stock	29,120	(8)	*
Devra G. Shapiro	Common Stock	30,720	(8)	*
Timothy J. Triche	Common Stock	35,522	(8)	*
All current directors and executive officers as a group (7 persons)	Common Stock	611,419	(7)(8)	1.5%

*      Less than 1%

+      Does not include information concerning Ms. Simpson, for whom information is provided under the Named Executive Officers heading above.

(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	For purposes of computing the percentages, the number of shares outstanding on April 14, 2017 was 39,573,448.
(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. (“VGI”) with respect to the ownership of our common stock as of December 31, 2016, VGI beneficially owns 6,251,414 shares. VGI has the sole power to vote or to direct the vote of 121,471 shares and sole power to dispose of or to direct the disposition of 6,135,373 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of VGI, is the beneficial owner of 69,257 shares of our common stock outstanding as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of VGI, is the beneficial owner of 98,998 shares of our common stock outstanding as a result of its serving as investment manager of Australian investment offerings.

(4)

Based upon information contained in a Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc. (“BlackRock”) with respect to the ownership of our common stock as of December 31, 2016, BlackRock beneficially owns 5,668,050 shares. BlackRock has the sole power to vote or to direct the vote of 5,578,737 shares and sole power to dispose or to direct the disposition of 5,668,050 shares.
(5)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2017 by Vanguard Specialized Funds—Vanguard REIT Index (“Vanguard REIT”) with respect to ownership of our common stock as of December 31, 2016, Vanguard REIT beneficially owns and has sole power to vote or to direct the vote over 2,896,798 shares.

(6)

Based upon information contained in Schedule 13G filed with the SEC on February 7, 2017 by Franklin Resources, Inc. (“FRI”), with respect to the ownership of our common stock as of December 31, 2016, FRI, Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, Inc. (“FAS”) beneficially own 2,411,731 shares. FAS has the sole power to vote or to direct the vote of 2,164,931 shares and sole power to dispose or to direct the disposition of 2,411,731 shares.

(7)	Includes 1,000 shares of common stock held by spouse in an individual retirement account.
(8)	Includes shares purchasable by such individual upon exercise of outstanding options that are presently exercisable or will become exercisable within 60 days of April 14, 2017 as follows:

Exercisable
Outstanding
Director and Director Nominees:	Options
James J. Pieczynski	15,000
Devra G. Shapiro	15,000
Timothy J. Triche	3,334

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans as of December 31, 2016 is as follows:

Equity Compensation Plan Information
	(a)	(b)	(c)
Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding options	outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	33,334	$30.76	1,218,806
Equity compensation plans not approved by security holders	—	—	—
Total	33,334	$30.76	1,218,806

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act. Under our Related Person Transaction Policy, a related person of our company includes a director, a director nominee, an executive officer, a stockholder beneficially owning a 5% voting interest in our company, or an immediate family member of any of the foregoing. Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of the Board of Directors.

In determining whether to approve or ratify a related person transaction, the Board of Directors will take into account, whether (i) the terms are fair to our company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) it would present an improper conflict of interest, taking into account factors that the Board deems relevant.

Transactions with Related Persons

There were no transactions within the scope of our Related Person Transactions Policy since the beginning of 2016 nor are any currently proposed.

Director Independence

In accordance with NYSE listing standards, our Corporate Governance Guidelines provide that:

•

A director who is, or has been within the last three years, an employee of our company, or whose immediate family member is, or has been within the last three years, an executive officer of our company, may not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•

A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of our company will not be considered in determining independence under this test.

•

A director who is, or whose immediate family member is, a current partner of a firm that is our company’s external auditor; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time may not be deemed independent.

•

A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the time serves or served on that company’s compensation committee may not be deemed independent.

•

A director who is a current employee or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, may not be deemed independent.

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in 2016. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

The Board has affirmatively determined that each of the current directors standing is independent within the meaning of our director independence standards, except for Ms. Simpson because of her employment as a senior executive officer of our company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Ernst & Young LLP audited our financial statements during year ended December 31, 2016 and have been our auditors since our organization in May 1992. Their fees for the last two fiscal years were:

	2016	2015
Audit Fees	$637,500	$628,000
Audit-Related Fees	—	—
Tax Fees	67,214	80,855
All Other Fees	—	—

Audit Fees

For 2016 and 2015, these fees represent aggregate fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and work on securities and other filings with the SEC, including comfort letters and consents.

Tax Fees

These fees represent aggregate fees billed for services rendered for tax compliance and consultation, including REIT qualification matters during 2016 and 2015.

All audit, audit related and tax services were pre-approved by the Audit Committee. On an annual basis the Audit Committee pre-approves specifically described audit, audit-related and tax services to be performed by Ernst & Young LLP. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve non-audit services to be performed by Ernst & Young LLP, provided that the Chairman shall report any decision to pre-approve such non-audit services to the full Audit Committee at its next regular meeting.

In accordance with Section III, Item 6 of the Audit Committee Charter, the Audit Committee reviewed the effectiveness of Ernst & Young LLP’s audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services provided. The Audit Committee concluded that the provision of the non-audit services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors has oversight of all compliance related to financial matters, Securities and Exchange Commission reporting and auditing. Additionally, it is the Audit Committee’s duty to review annually the Audit Committee Charter and recommend any changes to the Board.

The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of LTC’s financial statements, LTC’s financial reporting process and the independence and performance of the independent registered public accounting firm. It is the responsibility of LTC’s management to prepare financial statements in accordance with U.S. generally accepted accounting principles and of LTC’s independent registered public accounting firm to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate and retain, approve significant non-audit services, confirm the independence of the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm. Additionally, the Audit Committee determines the extent of funding that LTC must provide to it.

Management is responsible for LTC’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of LTC’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, LTC’s independent registered public accounting firm. Management represented to the Audit Committee that LTC’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.

Additionally, the Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Ethic and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), as amended, from Ernst & Young LLP and has discussed with Ernst & Young LLP its independence from LTC and its management. The Audit Committee also has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining its independence.

Further, the Audit Committee periodically meets with Ernst & Young LLP, without management present, to discuss the results of their examinations, the evaluations of LTC’s internal controls and the overall quality of LTC’s financial reporting.

During the past year, the Audit Committee met with Ernst & Young LLP six times in total and without management present twice.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in LTC’s 2016 Annual Report on Form 10‑K for filing with the Securities and Exchange Commission.

Audit Committee
Devra G. Shapiro, Chairman Boyd W. Hendrickson James J. Pieczynski Timothy J. Triche, MD

RISK OVERSIGHT

Management continually monitors the material risks facing our company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification of, planning for, and managing those risks. The Board may delegate to its committees oversight responsibility for those risks that are directly related to their area of focus. Pursuant to its charter, the Audit Committee has the responsibility and duty to review the financial, investment and risk management policies followed by our company in operating its business activities. The full Board reviews risks that may be material to our company, including those detailed in the Audit Committee’s reports and as disclosed in our quarterly and annual reports filed with the SEC. We believe that our leadership structure also enhances the Board’s risk oversight function. Due to her role as Chief Executive Officer, and President, and knowledge of our company and industry, Ms. Simpson is well-positioned to lead Board discussions on risk areas. Ms. Simpson regularly discusses with management the material risks facing our company and is also expected to report candidly to her fellow directors on her assessment of those material risks. This structure fosters greater communication between management and the Board on matters including with respect risk.

OTHER MATTERS

Other business may properly come before the 2017 Annual Meeting of Stockholders, and in that event, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. However, we have not received timely and proper notice from any stockholder of any other matter to be prepared at the 2017 Annual Meeting. Our management and Board of Directors know of no matters to be brought before the 2017 Annual Meeting other than as described in this proxy statement.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2018 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement by December 26, 2017 and otherwise comply with SEC rules and regulations governing inclusion of such proposals. Any proposal received after December 26, 2017 will be untimely, in accordance with SEC rules and regulations.

Matters (other than nominations of candidates for election as directors) may be brought before the meeting by stockholders only by complying with the procedure set forth in our company’s Bylaws, which in summary requires that notice be delivered to our principal executive offices not less than 60 days nor more than 150 days prior to the anniversary of the 2017 Annual Meeting of Stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the 2018 Annual Meeting, (a) a brief description of the matter desired to be brought before the 2018 Annual Meeting and the reasons for bringing such matter before the 2018 Annual Meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the 2018 Annual Meeting as of the date of such stockholder notice and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the 2018 Annual Meeting as of the date of such stockholder notice.

For information regarding nominating candidates for election as directors, please see “Consideration of Director Nominees” on page 5 of this proxy statement.

Householding

We have adopted a procedure permitted by SEC rules called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders and Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company, at 866-708-5586.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please also contact our transfer agent, American Stock Transfer & Trust Company, at 866-708-5586.

“Street name” beneficial owners can request information about householding from their banks, brokers, or other nominee holders of record.

Directions

Directions to the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, CA 91361.

US-101 North	US-101 South
•Exit Westlake Blvd.	•Exit Westlake Blvd.
•Turn left onto Westlake Blvd.	•Continue straight through at the traffic light
•Turn left at the first traffic light	•First right will take you directly to the Hyatt
•First right will take you directly to the Hyatt

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER
Westlake Village, California April 26, 2017	Executive Vice President, Chief Financial Officer and Corporate Secretary

Appendix A

RECONCILIATIONS OF NON-GAAP

FINANCIAL MEASURES

NORMALIZED FUNDS FROM OPERATIONS(1)

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2016
GAAP Net income available to common stockholders	$84,730
Add: Depreciation and amortization	35,932
Add: Impairment on real estate for sale	766
Less: Gain on sale of real estate, net	(3,582)
NAREIT FFO attributable to common stockholders(1)	117,846
Add: Non-recurring one-time items	—
Normalized FFO attributable to common stockholders	117,846
Effect of dilutive securities:
Participating securities	385
Convertible preferred stock	—
Diluted normalized FFO attributable to common stockholders	$118,231

Shares for basic FFO per share	38,388
Effect of dilutive securities:
Stock options	13
Performance based stock units	27
Participating securities	169
Convertible preferred securities	—
Shares for diluted FFO per share	38,597

Basic normalized FFO per share	$3.07
Diluted normalized FFO per share	$3.06
(1)

Funds From Operations (“FFO”) is a supplemental measure of a real estate investment trust’s (“REIT”) financial performance that is not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and our management and board of directors use FFO as a supplemental measure of operating performance. We believe FFO is helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO facilitates like comparisons of operating performance between periods. Additionally, we believe that normalized FFO provides useful information because it allows investors, analysts, our management and the Board of Directors to compare our company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in the reconciliation. Our company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of our company; therefore, caution should be exercised when comparing our company’s FFO to that of other REITs.

DEBT TO ANNUALIZED NORMALIZED EBITDA(1)

(Unaudited, amounts in thousands)

Year Ended
December 31, 2016
Bank borrowings	$107,100
Senior unsecured notes	502,291
Total debt	$609,391

Net income(2)	$84,962
Add: Impairment on real estate for sale (2)	766
Add: Interest expense	27,424
Add: Depreciation and amortization	37,236
Annualized Adjusted EBITDA	150,388
Add: Non-recurring one-time items	—
Annualized Normalized EBITDA	$150,388

Debt to Annualized Normalized EBITDA	4.1x
(1)

Annualized Adjusted EBITDA, Annualized Normalized EBITDA, and Debt to Annualized Normalized EBITDA are supplemental measures of a REIT’s financial performance that are not derived in accordance with GAAP. Annualized Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization for the three months ended December 31, 2016 multiplied by 4, but excluding gains or losses from real estate dispositions and impairment on real estate for sale for the year ended December 31, 2016. Annualized Normalized EBITDA is Annualized Adjusted EBITDA excluding non-recurring, one-time items. Debt to Annualized Normalized EBITDA is our company’s total debt as a percentage of Annualized Normalized EBITDA. Our management and board of directors measure operating performance, liquidity, and credit strength in terms of coverage ratios such as Debt to Annualized Normalized EBITDA. Coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Annualized Adjusted EBITDA, Annualized Normalized EBITDA, and Debt to Annualized Normalized EBITDA are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Annualized Adjusted EBITDA, Annualized Normalized EBITDA, and Debt to Annualized Normalized EBITDA as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Annualized Adjusted EBITDA, Annualized Normalized EBITDA and Debt to Annualized Normalized EBITDA may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of Annualized Adjusted EBITDA, Annualize Normalized EBITDA and Debt to Annualized Normalized EBITDA; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

(2)	Annualized for the three months ended December 31, 2016 except for impairment on real estate held for sale.

DEBT TO ENTERPRISE VALUE(1)

(Unaudited, amounts in thousands)

Year Ended
December 31, 2016
Bank borrowings	$107,100
Senior unsecured notes	502,291
Total debt	609,391

Common stock market value(2)	1,842,620
Total equity	1,842,620

Total market value	2,452,011
Less: Cash and cash equivalents	(7,991)
Enterprise value	$2,444,020

Debt to Enterprise Value	24.9%
(1)

Enterprise Value is calculated as the sum of our company’s total debt and market value of outstanding securities, less cash and cash equivalents. Debt to Enterprise Value is our company’s total debt as a percentage of Enterprise Value. Our management and board of directors measure operating performance, liquidity, and credit strength in terms of leverage ratios such as Debt to Enterprise Value. Leverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Enterprise Value and Debt to Enterprise Value are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Enterprise Value and Debt to Enterprise Value as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Enterprise Value and Debt to Enterprise Value may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of, Enterprise Value and Debt to Enterprise Value; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

(2)

At December 31, 2016, we had 39,221,370 shares outstanding. Closing price of our common shares as reported on the New York Stock Exchange on December 30, 2016, last trading day of 2016, was $46.98 per share.

ANNUAL MEETING OF STOCKHOLDERS OF LTC PROPERTIES, INC. June 1, 2017 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/26002/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00000333330303040100 4 060117 of Stockholders and, in each case, until their respective successors have been duly elected and Boyd W. Hendrickson changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. This proxy, when properly executed, will be voted as directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting of Stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR 1. Election of Directors: Five directors will be elected to hold office until the 2018 Annual Meeting qualified. FOR AGAINST ABSTAIN James J. Pieczynski Devra G. Shapiro Wendy L. Simpson Timothy J. Triche, M.D. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 FOR AGAINST ABSTAIN 2. Ratification of independent registered public accounting firm. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 FOR AGAINST ABSTAIN 3. Advisory vote to approve named executive officer compensation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 1 YEAR ON PROPOSAL 4 1 YEAR 2 YEARS 3 YEARS ABSTAIN 4. Advisory vote on the frequency of the advisory vote on executive compensation. Please check here if you would like to receive future documents electronically. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

- 0 PROXY LTC PROPERTIES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS - JUNE 1, 2017 The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of LTC Properties, Inc. dated April 26, 2017 and a related Proxy Statement furnished by the Board of Directors, and revoking all prior proxies, hereby appoints: Wendy L. Simpson and Pamela Shelley-Kessler, or either of them, each with the power of substitution, as proxies, and hereby authorizes each of them to represent and vote, as indicated on the reverse side, the shares the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, CA 91361, on Thursday, June 1, 2017, or any adjournments or postponements thereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof. (Continued and to be signed on the reverse side) 14475 1.1

ANNUAL MEETING OF STOCKOLDERS OF LTC PROPERTIES, June 1, 2017 INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 00000333330303040100 4 060117 of Stockholders and, in each case, until their respective successors have been duly elected and Boyd W. Hendrickson changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. This proxy, when properly executed, will be voted as directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting of Stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR 1. Election of Directors: Five directors will be elected to hold office until the 2018 Annual Meeting qualified. FOR AGAINST ABSTAIN James J. Pieczynski Devra G. Shapiro Wendy L. Simpson Timothy J. Triche, M.D. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 FOR AGAINST ABSTAIN 2. Ratification of independent registered public accounting firm. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 FOR AGAINST ABSTAIN 3. Advisory vote to approve named executive officer compensation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 1 YEAR ON PROPOSAL 4 1 YEAR 2 YEARS 3 YEARS ABSTAIN 4. Advisory vote on the frequency of the advisory vote on executive compensation. Please check here if you would like to receive future documents electronically. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of ShareholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/26002/ COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER PROXY VOTING INSTRUCTIONS